EXHIBIT 99
FOR IMMEDIATE RELEASE                                CONTACT:
Thursday July 20, 2006                               John A. Ustaszewski
                                                     Chief Financial Officer
                                                     (740) 657-7000

                     DCB FINANCIAL CORP ANNOUNCES INCREASED
                          SECOND QUARTER 2006 EARNINGS
                             AND QUARTERLY DIVIDEND

LEWIS CENTER, Ohio, July 20 -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.89 million, or $0.50 per basic and diluted share for the three months ended June 30, 2006. This represents a $0.02, or 4.2% increase from the $0.48 basic and diluted earnings per share reported for the second quarter of 2005. The Corporation also reported earnings of $3.75 million, or $0.98 per basic and diluted share for the six months ended June 30, 2006, representing a $0.09, or 10.1% increase from the $0.89 earnings per share for the same period in 2005. Return on assets for the second quarter 2006 was 1.07%, while return on equity was 13.2%.

With the continued ability to grow earnings, The Board of Directors also approved a $0.14 per share, payable August 15, 2006 to shareholders of record as of July 31, 2006.

President and Chief Executive Officer Jeffrey T. Benton commented, "We are pleased to report increased earnings per share in a challenging environment, due to increased competition and rising interest rates. While our net interest margin has experienced significant pressure due to these forces, our noninterest income has increased and credit quality remains good. Our efficiency also continues to be among the best in Ohio."

"The Bank continues to grow and our recent technology initiatives are doing well. We successfully introduced Smart Deposit Solutions, our new remote check capture product for commercial customers, and our new Smart ATM, with deposit image transfer capabilities. We are currently in the planning stages for several new branch locations to continue to take advantage of growth in our market area"

NET INCOME
Net income for the three months ended June 30, 2006 totaled $1.89 million, compared to net income of $1.88 million for the same period in 2005. Earnings per share was $.50 for the three months ended June 30, 2006 compared to $.48 for the three months ended June 30, 2005. The increase in earnings is mainly attributed to the increase in net interest income due to the growth in earning assets, and an increase in noninterest income associated with core product offerings.

NET INTEREST INCOME
Net interest income was $5.8 million for the three months ended June 30, 2006, compared to $5.7 million for the same period in 2005. The $155 thousand increase in the second quarter 2006 compared to 2005 was mainly attributed to an increase in loan balances, as average earning assets increased by $47 million from the second quarter 2005. The second quarter's net interest margin decreased to 3.57% on a fully tax equivalent basis, from 3.74% during the second quarter 2005. The decline is primarily attributed to funding continued loan growth through higher cost borrowings and deposits associated with the current interest rate environment. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. Funding costs may further negatively impact the net interest margin in future periods if the current competitive and rising rate environments remain in effect.


NONINTEREST INCOME
Total noninterest income increased $76, or 5.4%, for the three months ended June 30, 2006, compared to the same period in 2005. The change in non-interest revenues from period to period is mainly attributed to an increase in service charges on deposit accounts coupled with an increase in treasury management fees. With The Bank's continued efforts to provide competitive products with real personal service, new products in the treasury management and wealth management divisions have been added.

NONINTEREST EXPENSE
Total noninterest expense increased $312, or 8.0%, for the three months ended June 30, 2006, compared to the same period in 2005. The increase was primarily due to increases in salary and employee benefits expenses, professional expenses incurred, and franchise tax expenses incurred, offset with a decline in occupancy, advertising and other administrative expenses. The increase in salary and benefits expense is mainly associated with the addition of revenue generating staff in lending and wealth management, in addition to compliance and credit personnel utilized to continue to improve the infrastructure supporting the Company's growth. Additionally, the Company has experienced an increase in consulting, auditing, and legal fees due to the expansion in the complexity of its operations. The Company's quarterly efficiency ratio fell slightly to 57.5% in the second quarter 2006 from 55.0% for the same period in 2005.


ANALYSIS OF SELECTED FINANCIAL CONDITION
The Corporation's assets totaled $704,481 at June 30, 2006, compared to $690,896 at December 31, 2005, an increase of $13,585, or 2.0%. Since June 30, 2005 assets have increased $40,273 or 6.1% from $664,208. The increase in assets was mainly attributed to loan growth the Corporation experienced within its normal markets, particularly in commercial and residential real estate. The funding that accommodated this loan growth was supplied through increased borrowings, mainly Federal Home Loan Bank advances, and money market and wholesale deposits.

Cash and cash equivalents increased $4,366, mainly due to Federal funds sold, from December 31, 2005 to June 30, 2006. Total securities decreased $2,744, or 2.8%, from $96,580 at December 31, 2005 to $93,836 at June 30, 2006. All
securities and investment securities classified as available for sale at June 30, 2006 totaled $93,836, or 100% of the total securities portfolio. Management classifies securities as available for sale to provide the Corporation with the flexibility to move funds into loans as demand warrants. The mortgage-backed securities portfolio, totaling $36,604 at June 30, 2006, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented.

Total loans increased $37,041, or 7.0%, from $527,831 at June 30, 2005 to $564,872 at June 30, 2006. The increase is attributed mainly to the continued growth of residential real estate and home equity, real estate construction and land development, and commercial real estate loans. The Bank has recently seen loan balance declines from unscheduled payoffs in the commercial portfolio due to irrational competition pricing and from problem loan resolutions, which has improved overall credit quality. Other loan categories in which the Corporation participates, commercial, industrial, and consumer financing, remained relatively stable or experienced small increases in loans outstanding. The Bank's local market continues to experience increases in the amount of commercial real estate development activity.

Total deposits increased $45,114, or 9.0%, from $503,906 at December 31, 2005 to $549,020 at June 30, 2006. This growth is mainly attributed to the increase in deposit activity from the Corporation's large public fund customers, brokered certificates of deposit and money market accounts. The Bank had approximately $37,175 in brokered certificates of deposit outstanding at June 30, 2006. The slower growth of core deposits is attributed to the competition in the Corporation's geographic area, where the increase in competitors' branch locations have made it increasingly difficult to obtain deposits. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities. Noninterest-bearing deposits decreased $5,041, or 7.3%, while interest-bearing deposits increased $50,155, or 11.5%. Total borrowings decreased to $96,683 from $100,570 during the three months ended June 30, 2006.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses totaled $420 for the three months ended June 30, 2006, compared to $520 for the same period in 2005. Non-accrual loans for the three months ended June 30, 2006 were $1.393 million compared to $1.962 million for the same period in 2005. Net charge-offs for the three months ended June 30,

2006 decreased to $245, compared to $265 for the three months ended June 30, 2005. Annualized net charge-offs for the three months ended June 30, 2006 were 0.17% compared to 0.21% at June 30, 2005. Delinquent loans over thirty days from period to period increased to 1.56% at June 30, 2006 from 1.37% at June 30, 2005. Non-performing loans to total loans declined to .25% of loans at June 30, 2006, from .38% at June 30, 2005. Management will continue to monitor the credit quality of the lending portfolio and will recognize additional provisions in the future to maintain the allowance for loan losses at an appropriate level. The balance for allowance for loan losses increased to $5,792, or 1.03% of total loans at June 30, 2006, compared to $5,370, or 1.02% of total loans at June 30, 2005.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

July 20, 2006 Press Release

                               DCB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                July 30,      December 31,
                                                                   2006           2005
                                                              -----------    -------------
                                                               (unaudited)
ASSETS
Cash and due from financial institutions                      $    22,435     $    18,069
Securities available for sale                                      93,836          96,580
Loans held for sale                                                 1,606           1,640
Loans                                                             563,266         553,045
Less allowance for loan losses                                     (5,792)         (5,535)
                                                              -----------     -----------
     Net loans                                                    557,474         547,510
Real estate owned                                                     244            386
Investment in FHLB stock                                            3,495           3,327
Premises and equipment, net                                         9,264           8,854
Investment in unconsolidated affiliates                               968             614
Bank owned life insurance                                           9,146           8,898
Accrued interest receivable and other assets                        6,013           5,018
                                                              -----------     -----------
              Total assets                                    $   704,481     $   690,896
                                                              ===========     ===========

LIABILITIES
Deposits
     Noninterest-bearing                                      $    63,936     $    68,977
     Interest-bearing                                             485,084         434,929
                                                              -----------     -----------
         Total deposits                                           549,020         503,906
Federal funds purchased and other short-term borrowings             4,252          25,610
Federal Home Loan Bank advances                                    92,431         102,925
Accrued interest payable and other liabilities                        716           2,201
                                                              -----------     -----------
     Total liabilities                                            646,419         634,642

SHAREHOLDERS' EQUITY
Common stock, no par value, 7,500,000 shares authorized,
  4,273,200 issued at June 30, 2006 and December 31, 2005           3,780           3,780
Retained earnings                                                  66,276          63,552
Treasury stock, at cost, 458,786 and 447,112
     shares at June 30, 2006 and December 31, 2005                (10,841)        (10,506)
Accumulated other comprehensive loss                               (1,153)           (572)
                                                              -----------     -----------
     Total shareholders' equity                                    58,062          56,254
                                                              -----------     -----------
              Total liabilities and shareholders' equity      $   704,481     $   690,896
                                                              ===========     ===========

                               DCB FINANCIAL CORP
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                              Three Months Ended       Six Months Ended
                                                   June 30,                June 30,
                                             --------------------    --------------------
                                               2006        2005        2006        2005
                                             --------    --------    --------    --------
INTEREST AND DIVIDEND INCOME
         Loans                               $  9,934    $  7,836    $ 19,360    $ 15,053
         Taxable securities                       881         820       1,735       1,528
         Tax-exempt securities                    238         188         470         372
         Federal funds sold and other              36           2          68           3
                                             --------    --------    --------    --------
              Total interest income            11,089       8,846      21,633      16,956

INTEREST EXPENSE
     Deposits                                   4,241       2,178       7,887       3,997
     Borrowings                                   999         974       2,074       1,822
                                             --------    --------    --------    --------
              Total interest expense            5,240       3,152       9,961       5,819

NET INTEREST INCOME                             5,849       5,694      11,672      11,137

Provision for loan losses                         420         520         980         990
                                             --------    --------    --------    --------

NET INTEREST INCOME AFTER PROVISION FOR
         LOAN LOSSES                            5,429       5,174      10,692      10,147

NONINTEREST INCOME
     Service charges on deposit accounts          670         634       1,298       1,205
     Trust department income                      192         187         410         352
     Net loss on sale of assets                    (5)        (20)        (10)        (32)
     Gains on sale of loans                       123         122         175         171
     Treasury management fees                     162         113         315         215
     Data processing servicing fees                85          76         168         148
     Earnings on bank owned life insurance        120         148         248         244
     Other                                        126         137         254         562
                                             --------    --------    --------    --------
                                                1,473       1,397       2,858       2,865
NONINTEREST EXPENSE
     Salaries and other employee benefits       2,294       2,071       4,511       4,283
     Occupancy and equipment                      815         842       1,603       1,722
     Professional services                        157          88         275         270
     Advertising                                   98         121         192         207
     Postage, freight and courier                 104          91         201         185
     Supplies                                      42          60         128         125
     State franchise taxes                        129         107         263         215
     Other                                        574         521       1,043         992
                                             --------    --------    --------    --------
                                                4,213       3,901       8,216       7,999
                                             --------    --------    --------    --------

INCOME BEFORE INCOME TAXES                      2,689       2,670       5,334       5,013

Federal income tax expense                        795         786       1,580       1,494
                                             --------    --------    --------    --------

NET INCOME                                   $  1,894    $  1,884    $  3,754    $  3,519
                                             ========    ========    ========    ========

Basic and diluted earnings
     per common share                        $   0.50    $   0.48    $   0.98    $   0.89
                                             ========    ========    ========    ========

                               DCB FINANCIAL CORP
                  Selected Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                             Three Months Ended     Six Months Ended
                                             ------------------    ------------------
                                             6/30/06    6/30/05    6/30/06    6/30/05
                                             -------    -------    -------    -------
KEY FINANCIAL INFORMATION
-------------------------
Net interest income                         $  5,849   $  5,694   $ 11,672   $ 11,137

Provision for loan and lease losses         $    420   $    520   $    980   $    990

Non-interest income                         $  1,473   $  1,397   $  2,858   $  2,865

Non-interest expense                        $  4,213   $  3,901   $  8,216   $  7,999

Net income                                  $  1,894   $  1,884   $  3,754   $  3,519

Loan balances (average)                     $567,346   $515,991   $564,937   $505,351

Deposit balances (average)                  $543,058   $483,427   $536,047   $479,091

Basic earnings per common share             $   0.50   $   0.48   $   0.98   $   0.89

Diluted earnings per common share           $   0.50   $   0.48   $   0.98   $   0.89

Weighted Average Shares Outstanding (000)
Basic                                          3,815      3,930      3,818      3,932

Diluted                                        3,822      3,932      3,824      3,935



                               DCB FINANCIAL CORP
                   Selected Consolidated Financial Information
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                   Three Months Ended    Six Months Ended
                                                   ------------------    -------------------
                                                   6/30/06    6/30/05    6/30/06     6/30/05
                                                   -------    -------    -------     -------
KEY RATIOS
----------
Return on average assets                            1.07%       1.15%      1.07%      1.10%

Return on average shareholders' equity              13.2%       13.6%      13.3%      12.8%

Annualized non-interest expense to average assets   2.38%       2.37%      2.33%      2.47%

Efficiency ratio                                    57.5%       55.0%      56.6%      57.1%

Net interest margin                                 3.57%       3.74%      3.59%      3.75%

Equity to assets at period end                      8.24%       8.27%      8.24%      8.27%

Allowance for loan losses as a percentage of
  period-end loans                                  1.03%       1.02%      1.03%      1.02%

Total allowance for losses on loans to
  non-performing loans                               416%         274%      416%       274%

Net charge-offs (annualized) as a percent
  of average loans                                  0.17%       0.21%      0.26%      0.17%

Non-performing loans to total loans (net)           0.25%       0.38%      0.25%      0.38%

Delinquent loans (30+ days)                         1.56%       1.37%      1.56%      1.37%


BUSINESS OF DCB FINANCIAL CORP
DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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